Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Information Statement/Prospectus of Phillips 66 for the registration of common stock and to the incorporation by reference therein of our reports dated February 24, 2021, with respect to the consolidated financial statements of Phillips 66 Partners LP and the effectiveness of internal control over financial reporting of Phillips 66 Partners LP, included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

December 10, 2021